Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of ULURU Inc.

We consent to inclusion in this Post-Effective Amendment No. 1 to Form SB-2 of ULURU Inc., to be filed with the Securities and Exchange Commission on or about April 30, 2007, of our Report of Independent Registered Public Accounting Firm dated February 2, 2007 covering the financial statements of ULURU Inc. for the year ended December 31, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended in addition to our Report of Independent Registered Public Accounting Firm dated June 9, 2006 covering the statements of operations, stockholders’ equity (deficit), and cash flows of ULURU Delaware Inc. for the period from September 7, 2005 to December 31, 2005 and the statements of operations and cash flows of the net assets of the Topical Business Component of Access Pharmaceuticals, Inc. and Subsidiaries for the period from January 1, 2005 to October 12, 2005.

We also consent to the reference to us under the heading "Experts" in this Post-Effective Amendment No. 1 to Form SB-2.

/s/ Braverman International, P.C.

Braverman International, P.C.
Prescott, AZ 86303

April 30, 2007